                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /
    Check the appropriate box:
    / /  Preliminary Proxy Statement
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.142-12

                                  KOLL REAL ESTATE GROUP, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)
                    GREGORY W. PRESTON-BROBECK, PHLEGER & HARRISON
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2)
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)
/ /  Fee   computed  on   table  below   per  Exchange   Act  Rules  14a-6(i)(4)
     and 0-11
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
* Set forth the amount on which the filing fee is calculated and state how it was determined.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                          KOLL REAL ESTATE GROUP, INC.
                             4343 VON KARMAN AVENUE
                        NEWPORT BEACH, CALIFORNIA 92660

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 20, 1994
                            ------------------------

    The annual meeting of stockholders (the "Annual Meeting") of Koll Real Estate Group, Inc. a Delaware corporation (formerly known as The Bolsa Chica Company) (the "Company"), will be held at the Mellon Bank Building, 8 Loockerman Street, Dover, Delaware, on May 20, 1994, commencing at 9:00 a.m. local time, to consider and act upon the following:

        (1) To elect two directors of the Company, each for a term of three years.

        (2) To consider and vote upon the approval of the Company's 1993 Stock Option/Stock Issuance Plan.

        (3) To consider and vote upon the ratification of the appointment of Deloitte & Touche as independent auditors of the Company.

        (4) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    Holders of record of the Company's Class A Common Stock at the close of business on April 11, 1994 will be entitled to receive notice of, and to vote at the Annual Meeting, or any adjournment or postponement thereof.

                                          By Order of the Board of Directors,

                                          [SIG]

                                          RAYMOND J. PACINI
                                          EXECUTIVE VICE PRESIDENT, CHIEF
                                          FINANCIAL OFFICER AND SECRETARY


Newport Beach, California
April 11, 1994


    THE BOARD OF DIRECTORS OF KOLL REAL ESTATE GROUP, INC. RECOMMENDS THAT YOU VOTE FOR THE FOREGOING PROPOSALS.

    YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE.

                          KOLL REAL ESTATE GROUP, INC.
                             4343 VON KARMAN AVENUE
                        NEWPORT BEACH, CALIFORNIA 92660

                            ------------------------

                                PROXY STATEMENT
                            ------------------------


                                                                  April 11, 1994



    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Koll Real Estate Group, Inc., a Delaware corporation formerly known as The Bolsa Chica Company (the "Company"), for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at the Mellon Bank Building, 8 Loockerman Street, Dover, Delaware on May 20, 1994, at 9:00 a.m., local time, and at any adjournment thereof. This Proxy Statement and the related proxy card are first being sent to the Company's stockholders on or about April 11, 1994.


                       ACTION TO BE TAKEN UNDER THE PROXY

    At the Annual Meeting, the holders of shares of the Company's Class A Common Stock, par value $.05 per share (the "Class A Common Stock") will be asked to consider and vote upon (i) the election of Messrs. Wirta and Ellis to the Board,
(ii) the approval of  the Company's 1993 Stock  Option/Stock Issuance Plan,  and
(iii) the ratification of the appointment of Deloitte & Touche as independent auditors for the Company for the fiscal year ending December 31, 1994.

    All proxies in the enclosed form that are properly executed and returned to the Company will be voted at the Annual Meeting or any adjournments thereof in accordance with any specifications thereon, or, if no specifications are made, will be voted FOR approval of the proposals set forth in the Notice of Annual Meeting of Stockholders. Any proxy may be revoked by any stockholder who attends the meeting and gives oral notice of his or her intention to vote in person, without compliance with any other formalities. In addition, any proxy given pursuant to this solicitation may be revoked prior to the Annual Meeting by delivering an instrument revoking it or a duly executed proxy bearing a later date to the Secretary of the Company.

    Management does not know of any matters other than those set forth herein which may come before the Annual Meeting. If any other matters are properly presented to the meeting for action, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matters.

                               PROXY SOLICITATION

    The expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby will be borne by the Company. In addition to the use of the mails, proxies may be solicited by officers and directors and regular employees of the Company, without additional remuneration, by personal interviews, telephone, telegraph or otherwise. The Company will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record and will provide reimbursement for the cost of forwarding the material in accordance with customary charges. The Company has retained Reinhard Associates to aid in the solicitation of proxies, including soliciting proxies from brokerage firms, banks, nominees, custodians and fiduciaries. The fees of such firm will aggregate approximately $5,000 plus out-of-pocket costs and expenses.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

    Holders of record of the Company's Class A Common Stock at the close of business on April 11, 1994 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting with respect to all matters properly presented at the Annual Meeting. Holders of the Class A Common Stock are entitled to one vote for each share held on each such matter at the Annual Meeting. A stockholders' list will be available for examination by stockholders at the Annual Meeting.

    At the Record Date, there were 43,319,703 shares of Class A Common Stock issued and outstanding. No shares of Class B Common Stock were issued and outstanding as of the Record Date and the outstanding shares of the Company's Series A Preferred Stock do not have voting rights with respect to the matters being considered at the Annual Meeting. The holders of a majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. A plurality of the votes cast is required to elect the directors and the affirmative vote of a majority of the shares of the Class A Common Stock, present in person or by proxy and entitled to vote at the Annual Meeting, is necessary to approve the 1993 Stock Option/ Stock Issuance Plan and to ratify the appointment of Deloitte & Touche as independent auditors for the Company for its fiscal year ending December 31, 1994.

    A proxy submitted by a stockholder may indicate that all or a portion of the shares of Class A Common Stock represented by such proxy are not being voted by such stockholder with respect to a particular matter. This could occur, for example, when a broker is not permitted to vote stock held in street name on certain matters in the absence of instructions from the beneficial owner of the stock. The shares subject to any such proxy which are not being voted with respect to a particular matter (the "non-voted shares") will be considered shares not present and entitled to vote on such matter, although such non-voted shares will count for purposes of determining the presence of a quorum.


    The following table sets forth, as of April 1, 1994, the name and address of each person believed to be a beneficial owner of more than 5% of the Class A Common Stock, the number of shares beneficially owned and the percentage so owned. Except as set forth below, management knows of no person who, as of April 1, 1994, owned beneficially more than 5% of the Company's outstanding Class A Common Stock.



                                                                                               PERCENT
                                                                      AMOUNT AND NATURE OF       OF
      TITLE OF CLASS         NAME AND ADDRESS OF BENEFICIAL OWNER     BENEFICIAL OWNERSHIP      CLASS
- ---------------------------  -------------------------------------  ------------------------  ---------
Class A Common Stock         Libra Invest & Trade Ltd.                  3,968,060 shares (1)     9.2(1)
                              Road Town, Pasea Estate
                              P.O. Box 3149
                              Tortola, British Virgin Islands

- ------------------------
(1) According to Corrected Amendment No. 5 to Schedule 13D dated January 28, 1994 filed jointly with the Securities and Exchange Commission (the "SEC") by Mr. Toufic Aboukhater and Libra Invest & Trade Ltd. ("Libra"), a corporation wholly owned by Mr. Aboukhater, Mr. Aboukhater disclosed that through Libra, as of that date, he was the beneficial owner of 3,968,060 shares of the Company's Class A Common Stock, as to which he had sole voting and dispositive power. This number does not include 3,395,482 shares issued to Libra in December 1993, as to which Mr. Aboukhater had sole voting power and which shares have been deposited in a custodial account for periodic sale in accordance with instructions from the Company. The proceeds from such sales are to be remitted to the Company and until sold these shares, together with the 3,968,060 shares listed above, are subject to a voting agreement with the Company. See "Certain Transactions -- Transactions with Libra".


    For information with respect to security ownership of management, see "Nomination and Election of Directors."

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    The Board of Directors of the Company consists of Donald M. Koll (Chairman), Ray Wirta, Harold A. Ellis, Jr., Paul C. Hegness, J. Thomas Talbot and Marco F. Vitulli. Under the Restated Certificate of Incorporation and the Amended Bylaws of the Company, the six members of the Board of Directors are divided into three classes with each class having a term of three years. The class of two directors to be elected at the 1994 Annual Meeting will be elected for a three-year term expiring in 1997.

    Upon recommendation of the Nominating Committee, the Board of Directors has nominated Messrs. Wirta and Ellis, whose current terms expire at the 1994 Annual Meeting, for election as directors. If any nominee should be unavailable for election at the Annual Meeting, the proxies will be voted for the election of such other person as may be recommended by the Board of Directors in place of such nominee.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES AS DIRECTORS.

    Information about the nominees for election as directors and the incumbent directors, including biographical and employment information, is set forth below:

NOMINEES FOR ELECTION AS DIRECTORS

    Ray Wirta, 50, for a term expiring in 1997; Mr. Wirta has been a Director and Chief Executive Officer of the Company since March 1993. Mr. Wirta has also been President and Chief Operating Officer of The Koll Company, a general contracting and international real estate development company ("Koll Company") and Vice Chairman of the Board and Chief Executive Officer of Koll Management Services, Inc., a real estate management company ("Koll Management Services") since prior to 1989.

    Harold A. Ellis, Jr., 62, for a term expiring in 1997; Mr. Ellis has been a director of the Company since August 1993. Mr. Ellis has been the Managing Partner of Ellis Partners, Inc., a real estate asset management and consulting company since 1992. Until 1992, Mr. Ellis was the Chairman and Chief Executive Officer of Grubb & Ellis Company, one of the nation's largest diversified real estate service organizations.

INCUMBENT DIRECTORS

    Donald M. Koll, 61, term expires in 1996; Mr. Koll has been Chairman of the Board of the Company since March 1993 and was Managing Director-President and a director of the Company from 1990 to 1992. Mr. Koll has also been Chairman of the Board and Chief Executive Officer of Koll Company and Chairman of the Board of Koll Management Services since prior to 1989.

    Paul C. Hegness, 47, term expires in 1996; Mr. Hegness has been a partner in the law firm of Good, Wildman, Hegness & Walley since 1979 and has been a director of the Company since March 1993. He was previously employed by the Construction Division of Del Webb Corporation, the Home Building Division of Broadmoor Homes, and Union Bank. Mr. Hegness is also a director of Walter Foster Publishing, a publisher and marketer of art instructional materials.

    J. Thomas Talbot, 58, term expires in 1995; Mr. Talbot has been a director of the Company since August 1993. Mr. Talbot has been the owner of The Talbot Company, an investment and asset management company since July 1991. From August 1989 until July 1991, Mr. Talbot was Chief Executive Officer of HAL, Inc., the parent company of Hawaiian Airlines. Mr. Talbot is also a director of the following companies: The Baldwin Company, a developer of residential real estate; The Hallwood Group, Inc., a corporate rescue firm; Showbiz Pizza Time, Inc., a restaurant chain; and Hemmeter Enterprises, Inc., a gaming company.

    Marco F. Vitulli, 59, term expires in 1995; Mr. Vitulli has been a director of the Company since March 1993. Mr. Vitulli has been the President of Vitulli Ventures, Ltd., a real estate development, investment management and consulting services company since 1981. Mr. Vitulli is also the Chairman of Elk River Enterprises, a lumber company, and he is a director of Pope Resources, a land, timber, mineral and recreational properties company.

    Information about the beneficial ownership of the Class A Common Stock as of April 1, 1994 by each nominee, director, executive officer named in the Summary Compensation Table below, and all directors and executive officers of the Company as a group is set forth below:


                                                        SHARES OF
                                                         CLASS A         PERCENT OF
NAME OF BENEFICIAL OWNER                             COMMON STOCK(1)      CLASS (2)
- --------------------------------------------------   ----------------    -----------
Donald M. Koll....................................           276,701          *
Ray Wirta.........................................           240,000          *
Harold A. Ellis, Jr. (3)..........................            43,263          *
Paul C. Hegness (3)...............................           110,571          *
J. Thomas Talbot (3)..............................             2,000          *
Marco F. Vitulli (3)..............................           121,000          *
Raymond J. Pacini.................................           223,434          *
Michael D. Dingman (4)............................           180,954          *
Directors and Executive Officers as a group (9
 persons including the above named)...............         1,445,263       3.3

- ------------------------
(1) Except as otherwise indicated in the notes below, the persons indicated have sole voting and investment power with respect to shares listed. In addition to the specific shares indicated in the following footnotes, this column includes shares held directly and shares subject to stock options which are currently exercisable or become exercisable within sixty days after April 1, 1994.
(2)  Asterisks indicate beneficial ownership of 1% or less of the class.
(3) Includes 2,000 shares of Class A Common stock granted pursuant to the Company's Restricted Stock Plan for Non-Employee Directors, which shares are subject to certain restrictions on vesting and disposition.
(4) On March 16, 1993, Mr. Dingman resigned as a director and as an executive officer of the Company.


BOARD AND COMMITTEE MEETINGS

    The Company's Board of Directors met 11 times during 1993. All of the then incumbent directors attended at least 75% of the meetings of the Board and committees of the Board during the periods that they served. The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating Committee. During 1993, the Audit Committee met three times, the Compensation Committee met four times and the Nominating Committee met once.

    The Audit Committee consists of Messrs. Ellis, Hegness, Talbot and Vitulli, with Mr. Ellis serving as Chairman. It is responsible for recommending the firm to be appointed as independent accountants to audit the Company's financial statements and to perform services related to the audit; reviewing the scope and results of the audit with the independent accountants; reviewing with management and the independent accountants the Company's year-end operating results; considering the adequacy of the internal accounting control procedures of the Company; reviewing the non-audit services to be performed by the independent accountants and considering the effect of such performance on the accountants' independence.

    The Compensation Committee consists of Messrs. Ellis, Hegness, Talbot and Vitulli, with Mr. Talbot serving as Chairman. It is responsible for the review, recommendation and approval of compensation arrangements for directors and executive officers, for the approval of such arrangements for other senior level employees, and for the administration of certain benefit and compensation plans and arrangements of the Company and its subsidiaries.

    The Nominating Committee consists of all members of the Board, with Mr. Hegness serving as Chairman. It is responsible for the nomination of persons for election to the Board of Directors. The

Nominating Committee will consider nominees recommended by stockholders. Stockholder recommendations may be sent to the Nominating Committee, Attention:
Secretary, Koll Real Estate Group, Inc., 4343 Von Karman Avenue, Newport Beach, California 92660.

                                   PROPOSAL 2
               APPROVAL OF 1993 STOCK OPTION/STOCK ISSUANCE PLAN

    The stockholders of the Company are being asked to approve the Koll Real Estate Group, Inc. 1993 Stock Option/Stock Issuance Plan (the "1993 Plan"), pursuant to which 7,500,000 shares of the Company's Series A Convertible Redeemable Preferred Stock ("Series A Preferred Stock") and 7,500,000 shares of the Company's Class A Common Stock will initially be reserved for future issuance. The Board of Directors of the Company (the "Board") authorized the implementation of the 1993 Plan as an equity incentive program to become effective on November 29, 1993 (the "Effective Date"), subject to stockholder approval at the Annual Meeting. The 1993 Plan is intended to serve as the successor to the 1988 Stock Plan (the "Predecessor Plan"), under which 3,000,000 shares of Class A Common Stock and 3,000,000 shares of Series A Preferred Stock are currently reserved for issuance, and all outstanding stock options under the Predecessor Plan will be incorporated into the 1993 Plan upon its approval. No further option grants will be made under the Predecessor Plan. The 1993 Plan provides for an additional reserve of 4,500,000 shares of Class A Common Stock and 4,500,000 shares of Series A Preferred Stock, and contains the three separate equity incentive programs described below. If approved, the 15,000,000 aggregate number of shares of Class A Common Stock and Series A Preferred Stock reserved for issuance under the 1993 Plan would represent 14.9% of the Company's fully diluted equity (including the 42,505,504 shares of outstanding Series A Preferred Stock which will become convertible into shares of Class A Common Stock on July 16, 1994).

    The affirmative vote of a majority of the shares of the Company's Class A Common Stock present in person or by proxy at the Annual Meeting and entitled to vote on this proposal is required for approval of the 1993 Plan.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE 1993 PLAN. THE BOARD BELIEVES THAT IT IS IN THE BEST INTERESTS OF THE COMPANY TO IMPLEMENT A COMPREHENSIVE EQUITY INCENTIVE PROGRAM WHICH WILL PROVIDE A MEANINGFUL OPPORTUNITY FOR EXECUTIVE OFFICERS, KEY EMPLOYEES AND NON-EMPLOYEE BOARD MEMBERS TO ACQUIRE A SUBSTANTIAL PROPRIETARY INTEREST IN THE COMPANY AND THEREBY ENCOURAGE SUCH INDIVIDUALS TO REMAIN IN THE COMPANY'S SERVICE AND MORE CLOSELY ALIGN THEIR INTERESTS WITH THOSE OF THE STOCKHOLDERS OF THE COMPANY.

    The following is a summary of the principal features of the 1993 Plan. The summary, however, does not purport to be a complete description of all the provisions of the 1993 Plan. Any stockholder of the Company who wishes to obtain a copy of the actual plan document may do so by written request submitted to the Company's principal executive offices, 4343 Von Karman Avenue, Newport Beach, CA 92660, Attention: Secretary.

EQUITY INCENTIVE PROGRAMS

    The 1993 Plan contains three separate equity incentive programs: (i) a Discretionary Option Grant Program, under which officers, key employees, eligible non-employee members of the Board and consultants may be granted options to purchase shares of the Company's Series A Preferred Stock and Class A Common Stock, (ii) a Director Fee Program, under which each non-employee member of the Board may elect to apply all or any portion of his or her annual retainer fee (currently $30,000) to the acquisition of unvested shares of the Company's Series A Preferred Stock or Class A Common Stock, and (iii) an Automatic Option Grant Program, under which option grants will be made to non-employee members of the Board.

    Options granted under the Discretionary Option Grant Program may be either incentive stock options designed to meet the requirements of Section 422 of the Internal Revenue Code or non-statutory options not intended to satisfy such requirements. All grants under the Automatic Option Grant Program will be non-statutory options.

SHARE RESERVE

    7,500,000 shares of the Company's Series A Preferred Stock and 7,500,000 shares of the Company's Class A Common Stock have been reserved for issuance over the ten-year term of the 1993 Plan. Such authorized share reserve is comprised of the number of shares of Series A Preferred Stock and Class A Common Stock which remained available for issuance, as of the Effective Date, under the Predecessor Plan, including the shares subject to the outstanding options incorporated into the 1993 Plan and any other shares which remained available for future option grants under the Predecessor Plan (3,000,000 shares of Series A Preferred Stock and 3,000,000 shares of Class A Common Stock), plus an additional increase of 4,500,000 shares of Series A Preferred Stock and 4,500,000 shares of Class A Common Stock. As of April 1, 1994, 6,350,000 shares of Series A Preferred Stock and 6,476,856 shares of Class A Common Stock were subject to outstanding options granted or shares purchased under the 1993 Plan, leaving 1,150,000 shares of Series A Preferred Stock and 1,023,144 shares of Class A Common Stock remaining available for future option grants or share purchases.

    The shares of Series A Preferred Stock and Class A Common Stock available for issuance under the 1993 Plan will be drawn from either the Company's authorized but unissued shares of Series A Preferred Stock and Class A Common Stock or from reacquired shares of Series A Preferred Stock and Class A Common Stock, including shares repurchased by the Company on the open market. Should an option (including outstanding options incorporated into the 1993 Plan from the Predecessor Plan) expire or terminate for any reason prior to exercise in full (including options cancelled in accordance with the cancellation-regrant provisions of the 1993 Plan), the shares subject to the portion of the option not so exercised will be available for subsequent issuance under the 1993 Plan. Shares subject to any option surrendered in accordance with the stock appreciation right provisions of the 1993 Plan and all share issuances under the 1993 Plan, whether or not the shares are subsequently reacquired by the Company pursuant to its repurchase rights under the 1993 Plan, will reduce on a share-for-share basis the number of shares of the Company's Series A Preferred Stock and Class A Common Stock available for subsequent issuance.

    Adjustments will be made under the 1993 Plan to reflect changes in the Company's capital structure as shares of Series A Preferred Stock are redeemed or converted into shares of Class A Common Stock. Upon each redemption or conversion of the outstanding shares of Series A Preferred Stock, the number of shares of Series A Preferred Stock at the time available for issuance under the 1993 Plan and the number of shares of Series A Preferred Stock subject to stock options at the time outstanding under the 1993 Plan will be decreased by the same percentage by which the number of outstanding shares of Series A Preferred Stock is decreased by reason of such redemption or conversion. In addition, at the time of any redemption or conversion the number of shares of Class A Common Stock available for issuance under the 1993 Plan and the number of shares of Class A Common Stock subject to stock options outstanding under the 1993 Plan which would otherwise be exercisable for Series A Preferred Stock will be correspondingly increased by the number of shares obtained by multiplying (i) the number of shares of Series A Preferred Stock no longer issuable under the 1993 Plan or no longer subject to each such outstanding stock option by (ii) the number of shares of Class A Common Stock into which each such redeemed or converted share of Series A Preferred Stock is at the time convertible on a per-share basis. In addition, the option exercise price per share of Series A
Preferred Stock in effect under each outstanding option will, upon each redemption or conversion of the outstanding shares of Series A Preferred Stock, be adjusted by dividing (i) such exercise price per share (as such price relates to the shares of Class A Common Stock issuable under the option in place of the Series A Preferred Stock) by (ii) the number of shares of Class A Common Stock into which each such redeemed or converted share of Series A Preferred Stock is at the time convertible on a per-share basis. In no event, however, will there be issued over the term of the 1993 Plan more than 15,000,000 shares in the aggregate of Series A Preferred Stock and Class A Common Stock, subject to anti-dilution adjustment.

    No individual participating in the 1993 Plan may be granted stock options or separately exercisable stock appreciation rights for more than 5,000,000 shares of Class A Common Stock and Series A Preferred Stock in the aggregate over the term of the 1993 Plan.

PLAN ADMINISTRATION

    The Discretionary Option Grant Program will be administered by the Compensation Committee of the Board, which will be comprised of two or more non-employee Board members appointed by the Board. The Compensation Committee, as "Plan Administrator," will have complete discretion (subject to the express provisions of the 1993 Plan) to authorize stock option grants. All grants under the Automatic Option Grant and Director Fee Programs will be made in strict compliance with the express provisions of those programs, and no administrative discretion will be exercised by the Plan Administrator with respect to the grants or stock issuances made under those programs.

ELIGIBILITY

    Executive officers and other key employees, non-employee members of the Board and independent consultants and advisors to the Company (or any now existing or subsequently established parent or subsidiary corporation) will be eligible to participate in the Discretionary Option Grant Program. Non-employee members of the Board who serve as Plan Administrator will only be eligible to participate in the Automatic Option Grant and Director Fee Programs.

    As of April 1, 1994, it was estimated that all four executive officers and 30 other key employees were eligible to participate in the 1993 Plan and all four non-employee Board members were eligible to participate in the Automatic Option Grant and Director Fee Programs.

VALUATION


    The fair market value per share of the Company's Series A Preferred Stock or Class A Common Stock on any relevant date under the 1993 Plan will be the closing selling price per share on that date on the Nasdaq National Market, which serves as the primary market for the Company's Series A Preferred Stock and Class A Common Stock. If there is no reported selling price for such date, then the closing selling price for the last previous date for which such quotation exists will be determinative of fair market value. The fair market value of both the Company's Series A Preferred Stock and Class A Common Stock on April 4, 1994, as reported on the Nasdaq National Market, was $.2813 per share.


DISCRETIONARY OPTION GRANT PROGRAM

    The principal features of the Discretionary Option Grant Program may be summarized as follows:

    The exercise price per share of the Series A Preferred Stock or Class A Common Stock subject to a stock option will not be less than 100% of the fair market value per share of that security on the grant date. No option will have a maximum term in excess of ten years measured from the grant date. The Plan Administrator will have complete discretion to grant options (i) which are immediately exercisable for vested shares, (ii) which are immediately exercisable for unvested shares subject to the Company's repurchase rights or
(iii) which become exercisable in installments for vested shares over the optionee's period of service.

    The exercise price may be paid in cash or in shares of the Company's Series A Preferred Stock or Class A Common Stock valued at fair market value on the exercise date. The option may also be exercised for vested shares through a same-day sale program pursuant to which the purchased shares are to be sold immediately and a portion of the sale proceeds applied to the payment of the exercise price for those shares on the settlement date.

    Any option held by the optionee at the time of cessation of service will normally not remain exercisable beyond the limited period designated by the Plan Administrator (not to exceed 36 months) at the time of the option grant. During that period, the option will generally be exercisable only for the number of shares in which the optionee is vested at the time of cessation of service. For purposes of the 1993 Plan, an individual will be deemed to continue in service for so long as that person performs services on a periodic basis for the Company or any parent or subsidiary corporations, whether as an employee, a non-employee member of the Board or an independent consultant or advisor.

    The Plan Administrator will have complete discretion to extend the period following the optionee's cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee's actual cessation of service.

    Any unvested shares of the Company's Series A Preferred Stock and Class A Common Stock will be subject to repurchase by the Company, at the original exercise price paid per share, upon the optionee's cessation of service prior to vesting in those shares. The Plan Administrator will have complete discretion in establishing the vesting schedule for any such unvested shares and will have full authority to cancel the Company's outstanding repurchase rights with respect to those shares in whole or in part at any time.

    The optionee is not to have any stockholder rights with respect to the option shares until the option is exercised and the exercise price is paid for the purchased shares. Options are not assignable or transferable other than by will or by the laws of inheritance following the optionee's death, and the option may, during the optionee's lifetime, be exercised only by the optionee.

    The Plan Administrator may grant options with stock appreciation rights. Stock appreciation rights provide the holders with the right to surrender their options for an appreciation distribution from the Company equal in amount to the excess of (i) the fair market value of the vested shares of the Company's Series A Preferred Stock or Class A Common Stock subject to the surrendered option over
(ii) the aggregate exercise price payable for such vested shares. Such appreciation distribution may, in the discretion of the Plan Administrator, be made in cash or in shares of the Company's Series A Preferred Stock or Class A Common Stock. Officers of the Company subject to the short-swing profit restrictions of the Federal securities laws may also be granted limited stock appreciation rights in connection with their option grants. Any option with such a limited stock appreciation right in effect for at least six months may be surrendered to the Company upon the successful completion of a hostile tender offer for securities possessing more than 50% of the combined voting power of the Company's outstanding securities. In return for the surrendered option, the officer will be entitled to a cash distribution from the Company in an amount per vested share of Series A Preferred Stock or Class A Common Stock subject to the surrendered option equal to the excess of (i) the highest reported price per share of the Company's Series A Preferred Stock or Class A Common Stock paid in such hostile tender offer over (ii) the option exercise price.

DIRECTOR FEE PROGRAM

    Under the Director Fee Program, each individual serving as a non-employee Board member will be eligible to elect to apply all or any portion of the annual retainer fee otherwise payable in cash to such individual (currently $30,000) to the acquisition of unvested shares of Series A Preferred Stock and/or Class A Common Stock. The non-employee Board member must make the stock election prior to the start of the calendar year for which the election is to be in effect. On the first trading day in January of the calendar year for which the election is in effect, the portion of the retainer fee subject to such election will be applied to the acquisition of the selected shares of Series A Preferred Stock and/or Class A Common Stock by dividing the elected dollar amount by the closing selling price per share of Series A Preferred Stock or Class A Common Stock (as the case may be) on that trading day. The issued shares will be held in escrow by the Company until the individual vests in those shares. The non-employee Board member will have full stockholder rights, including voting and dividend rights, with respect to all issued shares held in escrow on his or her behalf.

    Upon completion of each calendar quarter of Board service during the year for which the election is in effect, the non-employee Board member will vest in one-fourth of the issued shares, and the stock certificate for those shares will be released from escrow. Immediate vesting in all the issued shares will occur in the event the individual dies or becomes disabled during his or her period of Board service or certain changes in control or ownership of the Company are effected during such period. Should the Board member cease service prior to vesting in one or more quarterly installments of the issued shares, then those installments will be forfeited, and the individual will not be entitled to any cash payment from the Company with respect to the forfeited shares.

    For the 1994 calendar year, the following non-employee Board members received unvested shares of Class A Common Stock under the Director Fee Program, at a purchase price of $.4375 per share, in lieu of a portion of their cash retainer fee for such year: Mr. Ellis: 34,285 shares; Mr. Hegness: 68,571 shares; and Mr. Vitulli: 24,000 shares. None of these shares will vest or otherwise be released from escrow unless the stockholders approve the 1993 Plan at the Annual Meeting.

AUTOMATIC OPTION GRANT PROGRAM

    Under the Automatic Option Grant Program, each individual who was serving as a non-employee Board member on the Effective Date was automatically granted a non-statutory option to purchase 125,000 shares of Series A Preferred Stock and a non-statutory option to purchase 125,000 shares of Class A Common Stock, subject to stockholder approval of the 1993 Plan. In addition, each individual who first becomes a non-employee Board member on or after the Effective Date, whether through election by the Company's stockholders or appointment by the Board, will be automatically granted at the time of such election or appointment a non-statutory option to purchase 125,000 shares of Series A Preferred Stock and a non-statutory option to purchase 125,000 shares of Class A Common Stock. However, no non-employee Board member who has previously been in the employ of the Company or any parent or subsidiary corporation will be eligible to receive these automatic stock option grants.

    Each option granted under the Automatic Option Grant Program will be subject to the following terms and conditions:

        -- The exercise price per share of the Series A Preferred Stock or Class A Common Stock subject to an automatic option grant will be equal to 100% of the fair market value per share of that security on the automatic option grant date.

        --   Each option will have a maximum term of ten years measured from the grant date.

        --   Each option  will be  immediately exercisable  for all  the  option shares, but any purchased shares will be subject to repurchase by the Company at the exercise price paid per share. Each option will vest, and the Company's repurchase right will lapse as to (i) 40% of the option shares upon the optionee's completion of one year of Board service measured from the automatic grant date, and (ii) the remaining option shares in two equal and successive annual installments over the optionee's period of continued Board service, with the first such installment to vest two years after the automatic option grant date.

        -- The option will remain exercisable for a six-month period following the optionee's cessation of Board service for any reason other than death or permanent disability. Should the optionee die while holding an automatic option grant, then such option will remain exercisable for a twelve-month period following the optionee's death and may be exercised by the personal representative of the optionee's estate or the person to whom the grant is transferred by the optionee's will or the laws of inheritance. In no event, however, may the option be exercised after the expiration date of the option term. During the applicable exercise period, the option may not be exercised for more than the number of shares (if any) in which the optionee is vested at the time of cessation of Board service.

        -- Should the optionee die or become permanently disabled while serving as a Board member, then the shares of the Company's Series A Preferred Stock and Class A Common Stock subject to any automatic option grant held by that optionee will immediately vest in full, and those vested shares may be purchased at any time within the twelve-month period following the date of the optionee's cessation of Board service.

        -- The shares subject to each automatic option grant will vest in full upon the occurrence of certain changes in control or ownership of the Company, as explained in more detail below in the subsection entitled Option/Vesting Acceleration.

        -- Upon the successful completion of a hostile tender offer for securities possessing more than 50% of the combined voting power of the Company's outstanding securities, each automatic option grant which has been outstanding for at least six months may be surrendered to the Company for a cash distribution per surrendered option share in an amount equal to the excess of (i) the highest price per share of the Company's Series A Preferred Stock or Class A Common Stock paid in such tender offer over (ii) the exercise price payable for such share.

        -- The remaining terms and conditions of the option will in general conform to the terms described above for option grants made under the Discretionary Option Grant Program and will be incorporated into the option agreement evidencing the automatic option grant.

    Adjustments will be made under the Automatic Option Grant Program to reflect changes in the Company's capital structure as shares of Series A Preferred Stock are redeemed or converted into shares of Class A Common Stock. Upon each redemption or conversion of the outstanding shares of Series A Preferred Stock, the number of shares of Series A Preferred Stock at the time subject to the outstanding stock options under the Automatic Option Grant Program and the number of shares of Series A Preferred Stock for which automatic option grants will subsequently be made to each newly-elected non-employee Board member will be decreased by the same percentage by which the number of outstanding shares of Series A Preferred Stock is decreased by reason of such redemption or conversion. In addition, at the time of any redemption or conversion the number of shares of Class A Common Stock subject to outstanding stock options under the Automatic Option Grant Program which would otherwise be exercisable for Series A Preferred Stock and the number of shares of Class A Common Stock for which automatic option grants will subsequently be made to each newly-elected non-employee Board member will be correspondingly increased by the number of shares obtained by multiplying (i) the number of shares of Series A Preferred Stock no longer subject to each such outstanding stock option or no longer issuable in the future per newly-elected non-employee Board member by (ii) the number of shares of Class A Common Stock into which each such redeemed or converted share of Series A Preferred Stock is at the time convertible on a per-share basis. In addition, the option exercise price per share of Series A Preferred Stock in effect under each outstanding automatic option grant will, upon each redemption or conversion of the outstanding shares of Series A Preferred Stock, be adjusted by dividing (i) such exercise price per share (as such price relates to the shares of Class A Common Stock issuable under the option in place of the Series A Preferred Stock) by (ii) the number of shares of Class A Common Stock into which each such redeemed or converted share of Series A Preferred Stock is at the time convertible on a per-share basis.

OPTION/VESTING ACCELERATION.

    Outstanding options under the 1993 Plan will become immediately exercisable, and unvested shares issued under the 1993 Plan will be subject to accelerated vesting, in the event of certain changes in the ownership or control of the Company.

    In the event of an acquisition of the Company by merger or asset sale, each option at the time outstanding under the Discretionary Option Grant Program will automatically become exercisable for all of the shares of the Company's Series A Preferred Stock or Class A Common Stock at the time subject to that option and may be exercised for any or all of such shares as fully-vested shares, except to the extent: (i) such option is either to be assumed by the successor corporation (or parent thereof) or is otherwise to be replaced by a comparable option to purchase shares of the capital stock of the successor corporation (or parent thereof) or (ii) the acceleration of such option is subject to other limitations imposed by the Plan Administrator at the time of grant. The Plan Administrator will have the discretion to provide for the subsequent acceleration of any option under the Discretionary Option Grant Program which does not accelerate at the time of the acquisition, in the event the optionee's service terminates within a designated period following such acquisition.

    Any outstanding repurchase rights of the Company under the Discretionary Option Grant Program will also terminate, and the shares subject to those terminated rights will become fully vested, upon any acquisition of the Company, except to the extent (i) one or more of such repurchase rights are expressly assigned to the successor corporation (or its parent company) or (ii) such accelerated vesting is precluded by other limitations imposed by the Plan Administrator at the time the unvested shares are issued. The Plan Administrator will have the discretion to provide for the subsequent termination of any repurchase rights which remain in existence after the acquisition, in the event the individual's service terminates within a designated period following such acquisition.

    The Plan Administrator has full power and authority to provide for the acceleration of one or more outstanding options under the Discretionary Option Grant Program upon the occurrence of a hostile takeover of the Company (whether by tender offer for more than 50% of the outstanding shares or by a change in the majority of the Board), so that each such option will, immediately prior to such hostile takeover, become exercisable for the total number of shares of Series A Preferred Stock and Class A Common Stock at the time subject to such option and may be exercised for any or all of such shares as fully-vested shares. The Plan Administrator may also provide for the automatic termination of any outstanding repurchase rights held by the Company under the Discretionary Option Grant Program (with the concurrent vesting of the shares subject to those terminated rights) in the event of such hostile takeover. Alternatively, the Plan Administrator may condition such accelerated option vesting and termination of the repurchase rights upon the individual's cessation of service under certain prescribed circumstances following the hostile takeover.

    Upon the occurrence of any acquisition of the Company or hostile takeover, all repurchase rights outstanding under the Automatic Option Grant Program will immediately terminate (with the concurrent vesting of the shares subject to those terminated rights) and all shares outstanding under the Director Fee Program will immediately vest in full.

    Immediately following the consummation of any acquisition of the Company, all outstanding options under the 1993 Plan will, to the extent not previously exercised by the optionees or assumed by the successor corporation (or its parent company), terminate and cease to be exercisable. Any options under the 1993 Plan which are accelerated in connection with a hostile takeover will remain so exercisable until the expiration or sooner termination of the option term.

    Outstanding stock options under the Predecessor Plan which are to be incorporated into the 1993 Plan do not contain any automatic acceleration provisions which would allow the option to become immediately exercisable upon an acquisition or hostile change in control of the Company. However, options under the Predecessor Plan which are not to be assumed by the acquiring entity may, solely in the Plan Administrator's discretion, be accelerated in whole or in part upon an acquisition of the Company by merger or asset sale or upon certain other changes in control of the Company. The Plan Administrator will also have the discretionary authority to extend the automatic acceleration provisions of the 1993 Plan to any or all stock options incorporated from the Predecessor Plan.

    The acceleration of options or vesting of shares in the event of any acquisition of the Company or hostile takeover may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of the Company.

CHANGES IN CAPITALIZATION

    In the event any change is made to the outstanding shares of the Company's Series A Preferred Stock or Class A Common Stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without the Company's receipt of consideration, appropriate adjustments will be made to (i) the maximum number and/or class of securities issuable under the 1993 Plan, (ii) the maximum number and/or class of securities for which any one individual may be granted stock options and separately exercisable stock appreciation rights in the aggregate over the term of the 1993 Plan, (iii) the number and/or class of securities and price per share in effect under each outstanding option, (iv) the number and/or class of securities for which automatic option grants will subsequently be made under the Automatic Option Grant Program per each newly-elected non-employee Board member and (v) the number and/or class of securities and price per share in effect under each outstanding option incorporated into the 1993 Plan from the Predecessor Plan.

FINANCIAL ASSISTANCE

    The Plan Administrator may institute a loan program in order to assist one or more optionees in financing their exercise of outstanding options under the Discretionary Option Grant Program. The form in which such assistance is to be made available (including loans or installment payments) and the terms upon which such assistance is to be provided will be determined by the Plan Administrator. However, the maximum amount of financing provided any individual may not exceed the amount of cash consideration payable for the issued shares plus all applicable Federal, state and local income and employment taxes incurred in connection with the acquisition of the shares. Any such financing may be subject to forgiveness in whole or in part, at the discretion of the Plan Administrator, over the individual's period of service.

SPECIAL TAX ELECTION

    The Plan Administrator may provide one or more holders of non-statutory options under the Discretionary Option Grant with the right to have the Company withhold a portion of the shares of Series A Preferred Stock or Class A Common Stock otherwise issuable to such individuals in satisfaction of the Federal, state and local income and employment tax liability incurred by such individuals in connection with the exercise of those options. Alternatively, the Plan Administrator may allow such individuals to deliver previously acquired shares of the Company's Series A Preferred Stock or Class A Common Stock in payment of such tax liability.

AMENDMENT AND TERMINATION

    The Board may amend or modify the 1993 Plan in any or all respects whatsoever. However, no such amendment may adversely affect the rights of existing optionees or holders of unvested shares without their consent, and amendments to the Automatic Option Grant and Director Fee Programs may not be made more frequently than once every six months unless otherwise necessary to comply with applicable tax and securities laws and regulations. In addition, the Board may not, without the approval of the Company's stockholders, (i) materially increase the maximum number of shares issuable under the 1993 Plan, the number of shares for which automatic option grants will be made to newly-elected non-employee Board members or the maximum number of shares for which any one individual may be granted stock options and separately exercisable stock appreciation rights, except to reflect certain changes in the Company's capital structure, (ii) materially modify the eligibility requirements for option grants or (iii) otherwise materially increase the benefits accruing to participants under the 1993 Plan.

    The Board may terminate the 1993 Plan at any time, and the 1993 Plan will in all events terminate on November 28, 2003. Each stock option or unvested share issuance outstanding at the time of such termination will remain in force in accordance with the provisions of the instruments evidencing such grant or issuance.

NEW PLAN BENEFITS


    On the Effective Date, option grants were made under the Discretionary Option Grant Program to certain executive officers and other key employees. These grants are subject to stockholder approval of the 1993 Plan at the Annual Meeting. The table below shows, as to the Company's Chief Executive Officer and each of the other executive officers named in the Summary Compensation Table below, the non-employee members of the Board and the various indicated groups, the number of shares of Series A Preferred Stock and Class A Common Stock subject to the initial stock options granted under the 1993 Plan. Each of the granted options, whether for Series A Preferred Stock or Class A Common Stock, has an exercise price of $.40625 per share, which was the fair market value per share of both the Series A Preferred Stock and Class A Common Stock on the grant date.


                                                                                      NUMBER OF OPTION SHARES
                                                                                   ------------------------------
                                                                                      SERIES A
                                                                                     PREFERRED        CLASS A
NAME AND POSITION                                                                      STOCK        COMMON STOCK
- ---------------------------------------------------------------------------------  --------------  --------------
Donald M. Koll,                                                                          600,000         600,000
 Chairman of the Board
Ray Wirta,                                                                               500,000         500,000
 Vice Chairman of the Board and Chief Executive Officer
Richard Ortwein,                                                                         600,000         600,000
 President
Raymond J. Pacini,                                                                       600,000         600,000
 Executive Vice President, Chief Financial Officer and Secretary
Harold A. Ellis, Jr.                                                                     125,000         125,000
 Director
Paul C. Hegness                                                                          125,000         125,000
 Director
J. Thomas Talbot                                                                         125,000         125,000
 Director
Marco F. Vitulli                                                                         125,000         125,000
 Director
Executive Officer Group (4 persons)                                                    2,300,000       2,300,000
Non-Employee Director Group (4 persons)                                                  500,000         500,000
Non-Executive Officer, Key Employee Group (9 persons)                                    720,000         720,000

PREDECESSOR PLAN

    Each stock option issued and outstanding under the Predecessor Plan immediately prior to the Effective Date will be incorporated into the 1993 Plan, upon its approval, and treated as an outstanding stock option under the 1993 Plan, but each such option continues to be governed solely by the terms and conditions of the instrument evidencing such grant, and nothing in the 1993 Plan will be deemed to affect or otherwise modify the rights or obligations of the holders of such options with respect to their acquisition of shares thereunder. However, the Plan Administrator has complete discretion to extend one or more features of the 1993 Plan, including the various acceleration provisions, to any or all of the options incorporated from the Predecessor Plan.

PREDECESSOR PLAN STOCK AWARDS

    The tables below show, as to each of the Company's executive officers named in the Summary Compensation Table below, and the various other indicated individuals and groups, the following information with respect to stock option transactions effected during the period from July 1, 1992 to April 1, 1994 under the Predecessor Plan: the number of shares of the Company's Series A Preferred Stock or Class A Common Stock subject to options granted during that period and the weighted average exercise price payable per share. No stock options were exercised and no direct stock issuances were made under the Predecessor Plan during that period.

                OPTION TRANSACTIONS -- SERIES A PREFERRED STOCK


                                                                                                 WEIGHTED AVERAGE
                                                                            OPTIONS GRANTED       EXERCISE PRICE
NAME AND POSITION                                                            (# OF SHARES)     OF OPTIONS GRANTED($)
- --------------------------------------------------------------------------  ---------------  -------------------------
Donald M. Koll,                                                                    600,000                 .28
 Chairman of the Board
Ray Wirta,                                                                         500,000                 .28
 Vice Chairman of the Board and Chief Executive Officer
Richard M. Ortwein,                                                                600,000                 .28
 President
Raymond J. Pacini,                                                                 200,000                 .14
 Executive Vice President, Chief Financial Officer and Secretary                   300,000                 .28
All current executive officers as a group (4 persons)                            2,200,000                 .27
All non-employee directors as a group (4 persons)                                 --                    --
All employees, including current officers or key employees who are not             630,000                 .28
 executive officers as a group (4 persons)


                  OPTION TRANSACTIONS -- CLASS A COMMON STOCK


                                                                                                 WEIGHTED AVERAGE
                                                                            OPTIONS GRANTED       EXERCISE PRICE
NAME AND POSITION                                                            (# OF SHARES)     OF OPTIONS GRANTED($)
- --------------------------------------------------------------------------  ---------------  -------------------------
Donald M. Koll,                                                                    600,000                 .25
 Chairman of the Board
Ray Wirta,                                                                         500,000                 .25
 Vice Chairman of the Board and Chief Executive Officer
Richard M. Ortwein,                                                                600,000                 .25
 President
Raymond J. Pacini,                                                                 200,000                 .23
 Executive Vice President, Chief Financial Officer and Secretary                   300,000                 .25
All current executive officers as a group (4 persons)                            2,200,000                 .25
All non-employee directors as a group (4 persons)                                 --                    --
All employees, including current officers or key employees who are not             630,000                 .25
 executive officers as a group (4 persons)


FEDERAL INCOME TAX CONSEQUENCES

    Options granted under the 1993 Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as described below:

    INCENTIVE STOCK OPTIONS. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of disposition. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. The optionee will make a qualifying disposition of the purchased shares if the sale or other disposition of such shares is made after the optionee has held the shares for more than two years after the grant date of the option and more than one year after the exercise date. If the optionee fails to satisfy either of these two minimum holding periods prior to the sale or other disposition of the purchased shares, then a disqualifying disposition will result.

    Upon a qualifying disposition of the shares, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for those shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the option exercise date over (ii) the exercise price paid for the shares will be taxable as ordinary income. Any additional gain recognized upon the disposition will be a capital gain.

    If the optionee makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of those shares on the option exercise date over (ii) the exercise price paid for the shares. In no other instance will the Company be allowed a deduction with respect to the optionee's disposition of the purchased shares. The Company anticipates that any compensation deemed paid by the Company upon one or more disqualifying dispositions of incentive stock option shares under the 1993 Plan will be deductible by the Company and will not have to be taken into account for purposes of the $1,000,000 limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company.

    NON-STATUTORY OPTIONS. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

    Special provisions of the Internal Revenue Code apply to the acquisition of unvested shares of the Company's Series A Preferred Stock and Class A Common Stock under a non-statutory option. These special provisions may be summarized as follows:

        -- If the shares acquired upon exercise of the non-statutory option are subject to repurchase by the Company at the original exercise price in the event of the optionee's termination of service prior to vesting in those shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when the Company's repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses with respect to those shares over (ii) the exercise price paid for the shares.

        -- The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the non-statutory option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

    The Company will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the optionee. The Company anticipates that the compensation deemed paid by the Company upon the exercise of non-statutory options under the 1993 Plan will be deductible by the Company and will not have to be taken into account for purposes of the $1,000,000 limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company.

STOCK APPRECIATION RIGHTS.

    An optionee who is granted a stock appreciation right will recognize ordinary income in the year of exercise equal to the amount of the appreciation distribution. The Company will be entitled to a business expense deduction equal to the appreciation distribution for the taxable year in which the ordinary income is recognized by the optionee.

DIRECT STOCK ISSUANCE.

    The tax principles applicable to direct stock issuances under the Director Fee Program will be substantially the same as those summarized above for the exercise of non-statutory option grants.

ACCOUNTING TREATMENT

    Under accounting rules currently in effect but expected to change substantially in the future, option grants or stock issuances with exercise or issue prices equal to the fair market value of the shares on the grant or issue date will not result in any compensation expense to the Company for financial reporting purposes. However, outstanding options will be taken into account in the calculation of earnings per share on a fully-diluted basis.

    Should one or more optionees be granted stock appreciation rights which have no conditions upon exercisability other than a service or employment requirement, then such rights will result in a compensation expense to be charged against the Company's earnings. Accordingly, at the end of each fiscal quarter, the amount (if any) by which the fair market value of the shares of the Company's Series A Preferred Stock and Class A Common Stock subject to such outstanding stock appreciation rights has increased from the prior quarter-end will be accrued as compensation expense, to the extent such fair market value is in excess of the aggregate exercise price in effect for those rights.

STOCKHOLDER APPROVAL

    The affirmative vote of a majority of the outstanding voting shares of the Company present or represented and entitled to vote at the 1994 Annual Meeting is required for approval of the 1993 Plan. If such approval is obtained, the 1993 Plan will be effective as of November 29, 1993. Should such stockholder approval not be obtained, then the 1993 Plan will not become effective, and all outstanding options granted under the 1993 Plan will terminate without ever becoming exercisable for any of the option shares, and all direct stock issuances under the Director Fee Program will be cancelled. The Predecessor Plan would, however, continue to remain in effect and all outstanding options incorporated into the 1993 Plan would be transferred back to the Predecessor Plan.

                                   PROPOSAL 3
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    Upon recommendation of the Audit Committee of the Board of Directors, the Board of Directors has appointed Deloitte & Touche as independent auditors for the 1994 fiscal year and hereby requests stockholders to ratify such appointment.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE AS INDEPENDENT AUDITORS.

    On October 13, 1992, based upon the recommendation of its Audit Committee, the Board of Directors of the Company appointed the accounting firm of Deloitte & Touche to replace Kenneth Leventhal & Company as the Company's independent auditors. On that same day, Deloitte & Touche was engaged as the Company's auditors for the fiscal year ended December 31, 1992 and Kenneth Leventhal & Company was dismissed.

    Kenneth Leventhal & Company's report dated February 3, 1992, on the balance sheets of the Company as of December 31, 1991 and 1990 and the related statements of operations, changes in group and stockholders' equity and cash flows for each of the three years in the period ended December 31, 1991, included an emphasis paragraph related to matters of uncertainty associated with the Company's ability to continue as a going concern and an emphasis paragraph related to the inherent uncertainties associated with estimated real estate values.

    There have been no disagreements between the Company and Kenneth Leventhal & Company as to any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Kenneth Leventhal & Company's satisfaction, would have caused Kenneth Leventhal & Company to make reference to the subject matter of the disagreement in its reports.

    Representatives of Deloitte & Touche will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and to respond to appropriate questions from stockholders.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION OF DIRECTORS

    The non-employee directors of the Company are entitled to receive cash compensation and compensation pursuant to the plans described below.

    CASH COMPENSATION. Non-employee directors of the Company receive compensation of $30,000 per year, with no additional fees for attendance at Board or committee meetings. Employee directors are not paid any fees or additional compensation for service as members of the Board or any of its committees. All directors are reimbursed for expenses incurred in attending Board and committee meetings. Pursuant to the Deferred Compensation Plan for Non-Employee Directors, a non-employee director may elect, generally prior to the commencement of any calendar year, to have all or any portion of the director's compensation for such calendar year credited to a deferred compensation account. Amounts credited to the director's account will accrue interest based upon the average quoted rate for ten-year U.S. Treasury Notes. Deferred amounts will be paid in a lump sum or in installments commencing on the first business day of the calendar year following the year in which the director ceases to serve on the Board, or of a later calendar year specified by the director.


    1993 PLAN. The 1993 Plan includes an automatic option grant program, pursuant to which each individual serving as a non-employee director on the November 29, 1993 effective date of the 1993 Plan received an option grant for 125,000 shares of Series A Preferred Stock and 125,000 shares of Class A Common Stock each with an exercise price of $.40625 per share, exercisable over a maximum term of ten years. For further information concerning these grants and the automatic option grant program, please see Proposal 2: "Approval of 1993 Stock Option/Stock Issuance Plan."


    RESTRICTED STOCK PLAN. Under the Restricted Stock Plan, each individual joining the Company as an non-employee Director member received an immediate one-time grant of 2,000 shares of Class A Common Stock, subject to certain restrictions. During 1993, such a 2,000 share grant was made under such Restricted Stock Plan to each of the following non-employee Directors: Messrs. Ellis, Hegness, Talbot and Vitulli. The Restricted Stock Plan was terminated in November 1993 in connection with the implementation of the 1993 Plan, which is subject to stockholder approval at the Annual Meeting.

COMPENSATION OF EXECUTIVE OFFICERS

                           SUMMARY COMPENSATION TABLE

    The following table summarizes the compensation paid during the previous three fiscal years to the Chief Executive Officer and the Company's other executive officers whose salary and bonus during 1993 exceeded $100,000 (the "Named Executives") for services in all capacities to the Company.

                                                                                                   LONG TERM
                           ANNUAL COMPENSATION                                                COMPENSATION AWARDS
- --------------------------------------------------------------------------  --------------------------------------------------------
                                                                 OTHER      RESTRICTED      1988            1993            ALL
                                                                 ANNUAL       STOCK         PLAN            PLAN           OTHER
   NAME AND PRINCIPAL               SALARY            BONUS   COMPENSATION    AWARD        OPTIONS        OPTIONS       COMPENSATION
        POSITION                    ($)(1)             ($)        ($)          ($)      (# OF SHARES) (# OF SHARES)(2)     ($)(3)
- -------------------------        -------------       -------  ------------  ----------  ------------- ----------------  ------------
Donald M. Koll             1993        162,500         --         --          --        1,200,000          1,200,000        --
 Chairman of the Board     1992       --               --         --          --           --               --              --
                           1991       --               --         --          --           --               --              --
Ray Wirta                  1993        110,417         --         --          --        1,000,000          1,000,000        --
 Chief Executive Officer   1992       --               --         --          --           --               --              --
                           1991       --               --         --          --           --               --              --
Raymond J. Pacini          1993        156,500       130,000      22,148  (4)   --        600,000          1,200,000         5,925
 Executive Vice President  1992        165,167        60,000      76,832  (4)   --        400,000           --               5,831
 and Chief Financial       1991        156,000        60,000      47,405  (4)   --         --               --               8,100
 Officer
Michael D. Dingman         1993         20,833(3)(5)   --         --          --           --               --                 625
 Former Chairman of the    1992        167,708         --         --          --          850,000(6)        --               5,149
 Board, Chief Executive    1991        225,000         --         --          --           --               --              10,707
 Officer and Chief
 Operating Officer (5)

- ------------------------------
(1) Includes amounts electively deferred by each Named Executive under the Company's Savings and Profit Sharing Plan and Executive Retirement and Savings Program.
(2) Options granted under the 1993 Plan are subject to stockholder approval of the 1993 Plan at the Annual Meeting.
(3) Reflects the Company's contributions to the Company's Savings and Profit Sharing Plan and the savings plan component of the Executive Retirement and Savings Program.
(4) Reflects periodic installment payments to Mr. Pacini for expense reimbursements in connection with his relocation to California from New Hampshire in 1990.
(5) On March 16, 1993, Mr. Dingman resigned as a director and as an executive officer of the Company.
(6) The Company and Mr. Dingman agreed to terminate such options as of March 16, 1993.

                       OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth the stock options granted during 1993 to the Named Executives. No stock appreciation rights were granted to such individuals during 1993.


                                                     NUMBER OF    PERCENTAGE OF
                                                    SECURITIES    TOTAL OPTIONS
                                                    UNDERLYING     GRANTED TO      EXERCISE                GRANT DATE
                                                      OPTIONS     EMPLOYEES IN       PRICE     EXPIRATION    PRESENT
NAMED EXECUTIVES                                    GRANTED(1)     FISCAL YEAR      ($/SH)        DATE     VALUE($)(2)
- --------------------------------------------------  -----------  ---------------  -----------  ----------  -----------
Donald M. Koll                                          600,000(3)       --            .25       04/18/03     147,000
                                                        600,000(4)       --            .2813     04/18/03     168,780
                                                        600,000(3)       --            .4063     11/28/03     238,900
                                                        600,000(4)       --            .4063     11/28/03     243,780
                                                    -----------
    Total.........................................    2,400,000          19.5         --           --
                                                    -----------
                                                    -----------
Ray Wirta                                               500,000(3)       --            .25       04/18/03     122,500
                                                        500,000(4)       --            .2813     04/18/03     140,650
                                                        500,000(3)       --            .4063     11/28/03     199,090
                                                        500,000(4)       --            .4063     11/28/03     203,150
                                                    -----------
    Total.........................................    2,000,000          16.3         --           --
                                                    -----------
                                                    -----------
Raymond J. Pacini                                       300,000(3)     --              .25       04/18/03      73,500
                                                        300,000(4)     --              .2813     04/18/03      84,390
                                                        600,000(3)     --              .4063     11/28/03     238,900
                                                        600,000(4)     --              .4063     11/28/03     243,780
                                                    -----------
    Total.........................................    1,800,000           14.6        --           --
                                                    -----------
                                                    -----------

- ------------------------
(1) These options were granted pursuant to the Company's 1988 Plan and 1993 Plan and the exercise prices were equal to the closing selling prices of the Class A Common Stock and Series A Preferred Stock on the Nasdaq National Market on the grant date. The options granted under the 1993 Plan are subject to stockholder approval of the 1993 Plan at the Annual Meeting. Options granted under the 1988 Plan and 1993 Plan become exercisable in cumulative installments to the extent of 40% of the option shares on the first anniversary date of the grant, and to the extent of an additional 30% on each of the second and third anniversary dates, although they may become exercisable earlier upon the occurrence of certain changes in control of the Company or upon the optionee's death, disability or normal retirement. The options generally must be exercised, if at all, not later than 90 days following the termination of the optionee's employment with the Company and its affiliates. However, in the event the optionee's employment terminates due to death, disability or normal retirement, the options must be exercised, if at all, not later than one year following the termination of the optionee's employment with the Company and its affiliates.
(2) Based on the Black-Scholes option pricing model which is an economic model that, based upon certain assumptions with respect to several variables, commonly is used to estimate the present value of an option grant. The values presented are based on the following assumptions: (a) dividend yield of 0% for both Class A Common Stock and Series A Preferred Stock; (b) risk-free rates of return of 6.58% and 5.73% for the April and November grants, respectively; and (c) expected Black-Scholes volatility of 141% for the Class A Common Stock and 177% for the Series A Preferred Stock. Like any economic model, the Black-Scholes option pricing model produces different results depending on the assumptions made, and the values shown above are merely good faith estimates of the present value of such options.
(3)  Option to purchase shares of Class A Common Stock.
(4)  Option to purchase shares of Series A Preferred Stock.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR, AND FISCAL YEAR-END OPTION
                                     VALUE

    The following table sets forth information for each Named Executive with regard to the aggregate stock options exercised during the 1993 fiscal year, and stock options held as of December 31, 1993. On December 31, 1993, the only options exercisable by the Named Executives were for 160,000 shares under options granted to Mr. Pacini. No stock appreciation rights were exercised by the Named Executives during the 1993 fiscal year, nor did such individuals hold any stock appreciation rights at the end of such fiscal year.


                                                                            NUMBER OF SECURITIES
                                                                                 UNDERLYING        VALUE OF UNEXERCISED
                                      SHARES ACQUIRED          VALUE             UNEXERCISED       IN-THE-MONEY OPTIONS
NAME                                  ON EXERCISE(#)      REALIZED($)(1)    OPTIONS AT FY-END(2)      AT FY-END($)(3)
- ----------------------------------  -------------------  -----------------  ---------------------  ---------------------
Donald M. Koll                              --                  --                  2,400,000               243,720
Ray Wirta                                   --                  --                  2,000,000               203,100
Raymond J. Pacini                           --                  --                  2,200,000               240,590(4)
Michael D. Dingman                          --                  --                   --                     --

- ------------------------
(1) Market value of underlying securities on exercise date, minus the exercise price.
(2) Includes an equal number of options to purchase the Class A Common Stock and Series A Preferred Stock; and includes options of 1,200,000 shares, 1,000,000 shares and 1,200,000 shares granted to Messrs. Koll, Wirta and Pacini, respectively, under the 1993 Plan, which options are subject to stockholders approval of the 1993 Plan at the Annual Meeting.
(3) Based upon market value of $.4375 for the Class A Common Stock and $.4375 for the Series A Preferred Stock as of December 31, 1993, less the aggregate exercise price payable for such shares.
(4) Includes the value of the 160,000 shares subject to Mr. Pacini's currently exercisable options.


                    EXECUTIVE RETIREMENT AND SAVINGS PROGRAM

    The Company maintains two retirement benefit programs: a tax-qualified defined benefit pension plan available generally to all employees (the "Pension Plan") and the Retirement and Savings Program, a non-qualified supplemental benefit plan pursuant to which retirement benefits are provided to executive officers and other eligible key management employees who are designated by the Compensation Committee, which determines the service recognized under the program in calculating a participant's vested interest and retirement income (the "Supplemental Plan" and, together with the Pension Plan the "Retirement Program"). As of December 31, 1993, all benefits under the Pension Plan were frozen, and no further compensation or years of service will be taken into account for additional benefit accrual purposes, under the Pension Plan.

    The following table shows the total estimated annual benefits payable under the Retirement Program in the form of a 50% joint and survivor annuity to hypothetical participants upon retirement at normal retirement age, in the compensation and years-of-service categories indicated in the table.

                        ESTIMATED ANNUAL BENEFITS
             ------------------------------------------------
ANNUALIZED   10 YEARS
  AVERAGE       OF       20 YEARS     30 YEARS     40 YEARS
 EARNINGS     SERVICE   OF SERVICE   OF SERVICE   OF SERVICE
- -----------  ---------  -----------  -----------  -----------
   $100,000  $  15,000  $    30,000  $    45,000  $    60,000
    200,000     30,000       60,000       90,000      120,000
    400,000     60,000      120,000      180,000      240,000

    The years of service recognized under the Retirement Program generally include all service with the Company and its subsidiaries and their predecessors. The credited years of service as of December 31, 1993 under the Retirement Program of each of the Named Executives are as follows:

Mr. Dingman, 23 years; and Mr. Pacini, seven years. Compensation recognized under the Retirement Program generally includes a participant's base salary (including any portion deferred) and annual bonus compensation and, for 1993, retirement benefits are calculated based upon the average of a participant's recognized compensation for the five years out of the final ten consecutive years of credited service that produce the highest such average.

                 COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee, and its members are named below. No member of the Compensation Committee was at any time during the 1993 fiscal year or at any other time an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee or any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee. Good, Wildman, Hegness & Walley, a law firm with which Mr. Hegness is a senior partner, provides legal services to the Company.

    THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE AND STOCK PRICE PERFORMANCE COMPARISON GRAPH SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL AND SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

                      REPORT OF THE COMPENSATION COMMITTEE

    The overall objectives of the Company compensation program are to attract and retain the best possible executive talent, to motivate these executives to achieve the goals inherent in the Company's business strategy, to maximize the link between executive and stockholder interests through an equity based plan and to recognize individual contributions as well as overall business results.

    The key elements of the Company's executive compensation program consist of fixed compensation in the form of base salary, and variable compensation in the forms of annual incentive compensation and stock options. An executive officer's annual base salary represents the fixed component of his total compensation; however, variable compensation is intended to comprise a substantial portion of an executive's total annual compensation. The Compensation Committee also takes into account the fact that executives may also provide services to, and receive compensation from, other entities. In addition, while the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package afforded by the Company to the individual, including any pension benefits, supplemental retirement benefits, insurance and other benefits, as well as the programs described below.

    BASE SALARIES. Base salaries for executive officers are determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for executive talent including, where appropriate, a comparison to base salaries for comparable positions at other companies, and to historical levels of salary paid by the Company and its predecessors. Current base salaries for the Company's executive officers are at or below the 75th percentile of the surveyed compensation data.

    Salary adjustments are based on a periodic evaluation of the performance of the Company and of each executive officer, and also take into account new responsibilities as well as changes in the competitive market place. The Compensation Committee, where appropriate, also considers non-financial performance measures.

    ANNUAL INCENTIVE COMPENSATION AWARDS. The variable compensation payable annually to executive officers is intended to consist principally of annual incentive compensation awards, based on various factors, including both corporate and individual performance, established by the Compensation Committee each fiscal year. The Compensation Committee determined not to make any annual incentive compensation awards with respect to 1993 to any of its executive officers other than Mr. Pacini, whose bonus award was based on his achievement of specific objectives during the year.

    OTHER INCENTIVE COMPENSATION. Participation of executives in equity-based compensation programs is reviewed annually, and awards under such programs, primarily in the form of stock option grants under the Company's 1988 Stock Plan and the Company's 1993 Stock Option/Stock Issuance Plan, are made periodically to the executives. Each option grant is designed to align the interests of the executive with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. The number of shares subject to each option grant is based upon the executive's tenure, level of responsibility and relative position in the Company. The Compensation Committee has established certain general guidelines in making option grants to the executive officers in an attempt to target a fixed number of option shares based upon the individual's position with the Company and his existing holdings of unvested options. However, the Company does not adhere strictly to these guidelines and will vary the size of the option grant made to each executive officer as it feels the circumstances warrant. Each grant allows the officer to acquire shares of the Company's stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to 10 years). The option vests in periodic installments over a three-year period, contingent upon the executive officer's continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if he remains in the Company's employ and the market price of the Company's Class A Common Stock and Series A Preferred Stock appreciates over the option term.

    During 1993, Messrs. Koll, Wirta and Pacini received stock options under the 1988 Plan for an aggregate of 1,200,000, 1,000,000 and 600,000 shares, respectively, of the Company's common and preferred stock, and options under the 1993 Plan for an aggregate of 1,200,000, 1,000,000 and 1,200,000 shares, respectively, of the Company's common and preferred stock. The option grants under the 1993 Plan are subject to stockholder approval of the 1993 Plan at the Annual Stockholders Meeting.

    The size of the option grants made in 1993 reflected the decision of the Compensation Committee to have a significant portion of the overall compensation payable to these executive officers tied directly to the creation of stockholder value in the form of appreciation in the market price of the Company's outstanding stock. The total compensation package of the Company's executive officers has been structured to be less in the form of guaranteed levels of base salary and to be more dependent upon the market price of the Company's outstanding securities.

    CEO COMPENSATION. The base salary established for the Company's Chief Executive Officer, Mr. Wirta, reflects the Committee's policy to maintain a relative level of stability and certainty with respect to Mr. Wirta's base salary from year to year, and there was no intent to have this particular component of compensation affected to any significant degree by the Company's performance factors. In setting Mr. Wirta's base salary, the Committee sought to accomplish three objectives: provide a level of base salary competitive to that paid to other chief executive officers in the industry, maintain internal comparability and have his base salary play a less central role in his overall compensation package by reason of the option grants made to him in lieu of a more substantial increase in his level of base salary. Mr. Wirta's current base salary is below the average of the surveyed compensation data for similarly situated chief executive officers in the industry.

    TAX LIMITATION. The cash compensation to be paid to each of the Company's executive officers for the 1994 fiscal year is not expected to exceed the $1,000,000 limit on the tax deductibility of such compensation imposed under federal tax legislation enacted in 1993. In addition, the stockholders will be asked at the Annual Meeting to approve the Company's 1993 Plan which will impose a limit on the maximum number of shares of the Company's common and preferred stock for which any one participant may be granted stock options over the remaining term of the plan. If the 1993 Plan is approved, any compensation deemed paid to an executive officer upon the exercise of an outstanding option under the 1993 Plan will qualify as performance-based compensation which will not be subject to the $1,000,000 limitation. No other changes to the Company's executive compensation programs will be made as a result of the new limitation until final Treasury Regulations are issued with respect to such limitation.


                                          The Compensation Committee
                                          of the Board of Directors:


                                          J. Thomas Talbot, Chairman
                                          Harold A. Ellis, Jr.
                                          Paul C. Hegness
                                          Marco F. Vitulli

STOCK PRICE PERFORMANCE COMPARISON

    The following graph illustrates the return that would have been realized on December 31 of each year (assuming reinvestment of dividends) by an investor who invested $100 on January 2, 1990 (the first date on which the Company's Class A Common Stock was traded) in each of (i) the Company's Class A Common Stock, (ii) the Media General Composite Market Value Index ("Media General Index"), and
(iii) the Wilshire Real Estate Securities Index of Real Estate Operating Companies ("Real Estate Index") which consists of 12 real estate operating and development companies.

                  COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
             THE COMPANY, REAL ESTATE INDEX AND MEDIA GENERAL INDEX

                                                                              REAL ESTATE
                                                              THE COMPANY        INDEX        MEDIA GENERAL INDEX
                                                             -------------  ----------------  -------------------
January 2, 1990............................................   $   100.00       $   100.00         $   100.00
December 31, 1990..........................................        20.51            51.47              92.98
December 31, 1991..........................................         7.05            58.29             120.02
December 31, 1992..........................................         2.56            52.60             124.83
December 31, 1993..........................................         4.48            62.84             143.29

                              CERTAIN TRANSACTIONS

TRANSACTIONS WITH THE KOLL COMPANY AND ITS AFFILIATES

    Since January 1, 1993, the Company has entered into various transactions with The Koll Company ("Koll") and Koll Management Services, Inc. ("KMS"), a public company majority-owned by Koll. Messrs. Koll and Wirta are directors and executive officers of Koll and KMS; Richard M. Ortwein, President of the Company, was a director of KMS until March 1994; and Mr. Pacini was also the executive vice president and chief financial officer of KMS from March 1993 to November 1993.

    ACQUISITION OF KOLL'S DOMESTIC REAL ESTATE DEVELOPMENT OPERATIONS

    On September 30, 1993, the Company acquired the domestic real estate development business and related assets of Koll, including a license to use the "Koll" name (the "Koll Acquisition"). The transaction was approved by a special committee of the Board comprised of the Company's independent directors. The Company also obtained an opinion from an investment banking firm that the terms of the transaction were fair, from a financial standpoint, to the Company and its stockholders. The principal activity of the acquired business is to provide nation-wide commercial, industrial, retail and residential real estate development services, including feasibility studies, entitlement coordination, project planning, construction management, financing, marketing, acquisition, disposition and asset management services. The acquired business generates income principally through fees and participating interests in equity partnerships. No real property was involved in the transaction.

    In connection with the Koll Acquisition, the Company paid Koll $4.75 million in cash, approximately $960,000 in reimbursement of investments in transferred development projects, plus an earn-out over the next four and one-quarter years based on the future profitability of the business acquired. On December 29, 1993, upon the recommendation of the special committee of the Board and having received a favorable opinion from another investment banking firm, the Company amended the terms of the Koll Acquisition by paying $4.25 million in cash in exchange for the immediate termination of the earn-out obligation with retroactive effect to the initial date of the Koll Acquisition. Under the earnout, the Company was entitled to a 20% preferred return on its original $4.75 million investment, Koll was then entitled to a matching return subject to available profits and all remaining profits were to be split equally between the Company and Koll. The pro forma impact of this acquisition assuming it had occurred on January 1, 1993, would have been to increase the Company's revenues and income from continuing operations before income taxes and amortization of goodwill by $10.0 million and $2.4 million, respectively.


    In connection with the Koll Acquisition, Koll and Mr. Koll entered into covenants not to compete with the Company with respect to domestic real estate development, subject to certain limited exceptions. The Koll covenant is perpetual in duration, while the covenant of Mr. Koll is limited to the five-year period following his ceasing to be either an officer, director or stockholder of the Company. In addition, the Company also paid Koll $325,000 to terminate its June 11, 1990 management agreement with Koll, in lieu of continuing to receive and pay for duplicative services during the 90-day notice period which would otherwise have been required under the management agreement. Under the terms of the management agreement, the Company was obligated to pay a quarterly management fee equal to .125% of the average book value of its assets managed by Koll. Additionally, the Company was obligated to reimburse Koll for certain personnel costs and other expenses and Koll was generally entitled to a disposition fee of 1% of the net sale proceeds (as defined) upon the sale of any real estate property (other than the Bolsa Chica and Wentworth properties) managed by Koll. During 1993, the Company incurred management fees of $1.4 million, through the termination date, and reimbursable personnel costs and other expenses of approximately $48,000 under this management agreement. Since September 30, 1993 the Company has been internally developing and managing its assets.

    CONSTRUCTION MANAGEMENT AGREEMENT

    In 1993, the Company entered into a construction management agreement with Koll Construction, a wholly owned subsidiary of Koll, for demolition of bunkers at the Bolsa Chica project. The Company paid fees aggregating approximately $100,000 to Koll Construction in consideration of these services and related reimbursements.

    SERVICE AGREEMENTS

    On September 30, 1993, the Company entered into a Financing and Accounting Services Agreement to provide Koll with financing, accounting, billing, collections and other related services until 30 days' prior written notice of termination is given by one company to the other. Fees earned by the Company for the year ended December 31, 1993 were approximately $140,000.


    The Company also entered into a Management Information Systems and Human Resources Services Agreement on September 30, 1993 with KMS. Under this agreement, KMS provides computer programming, data organization and retention, record keeping, payroll and other related services until 30 days' prior written notice of termination is given by one company to the other. Fees and related reimbursements accrued during the year ended December 31, 1993 were approximately $35,000.


    SUBLEASE AGREEMENTS


    On September 30, 1993, the Company entered into a month-to-month Sublease Agreement with Koll to sublease a portion of a Koll affiliate's office building in which Messrs. Koll, Wirta and Ortwein have an ownership interest located in Newport Beach, California. The Company also entered into lease agreements on a month-to-month basis for office space in Northern California and San Diego, California with KMS and Koll Construction, respectively. Combined annual lease costs on these three month-to-month leases during the year ended December 31, 1993 were approximately $80,000.


    DEVELOPMENT FEES

    For   the  year  ended  December  31,  1993,  the  Company  earned  fees  of approximately $740,000 for real estate development services provided to partnerships in which Koll and Messrs. Koll, Wirta and Ortwein have an ownership interest. These fees were earned under contracts assigned to the Company in connection with the Koll Acquisition.

    LOAN RECEIVABLE


    In December 1993, the Company purchased a $1,132,000 nonrecourse construction loan from Citicorp Real Estate, Inc., secured by a first trust deed on four multi-tenant industrial buildings, for which the borrower was a partnership in which Koll and Messrs. Koll, Wirta and Ortwein have an ownership interest. As of March 31, 1994, the loan balance had been reduced to approximately $164,000 from proceeds generated by sales of three of the buildings. The Company expects to recognize a gross profit of approximately $180,000 upon closing the sale of the fourth building which is expected to occur during the second quarter of 1994.


    JOINT BUSINESS OPPORTUNITY AGREEMENTS

    The Company and Koll have entered into agreements to jointly develop business opportunities in the Pacific Rim and in Europe. Under the terms of the Pacific Rim agreement, the Company and Koll will share on a 50%-50% basis all costs and expenses incurred in connection with identifying and obtaining business opportunities, and will share in all revenues generated from any such opportunities on a 50%-50% basis. The Company currently anticipates that its share of such costs and expenses will be approximately $180,000 during 1994.

    Under the European agreement, costs and expenses will be shared on a 50% - 50% basis and, after Koll has received reimbursement of approximately $70,000 for previously incurred costs, all revenues from business opportunities will be shared on a 50% - 50% basis. The Company currently anticipates that its share of such costs and expenses will be approximately $30,000 during 1994.

    OTHER MATTERS


    Mr. Ortwein is a partner in various partnerships with a subsidiary of the Company relating to certain development projects, which entitles him to a profit participation after the Company's subsidiary has been reimbursed for all costs and expenses incurred prior to profit realization.


TRANSACTIONS WITH LIBRA

    On December 17, 1993, the Company completed a transaction with Libra Invest & Trade Ltd. ("Libra") a principal stockholder of the Company, whereby the Company exchanged its Lake Superior Land Company subsidiary for (1) approximately $42.4 million in aggregate face amount of the Company's 12% Senior Subordinated Debentures held by Libra; (2) net cash proceeds to be generated by Libra's periodic sale of approximately 3.4 million shares of the Company's Class A Common Stock held by Libra through a series of transactions to be effected in an orderly manner within a three-year period; and (3) the right of the Company to receive a contingent payment if the proceeds from any disposition by Libra of Lake Superior Land Company during the 15 year period following the closing of the transaction exceed a 20% preferred return on the negotiated value of Libra's investment. In February 1994, the Company received $1 million in cash from Libra in exchange for termination of the contingent payment provision.

    The Company also completed a separate transaction with Libra in December 1993, whereby the Company exchanged approximately 3.4 million newly issued shares of its Class A Common Stock for approximately $10.6 million in aggregate face amount of the Company's 12% Subordinated Debentures held by Libra.

    In connection with these transactions with Libra, the Company recorded an after-tax gain of $39.1 million on the disposition of Lake Superior Land Company and an after-tax extraordinary gain on extinguishment of the Debentures of $23.6 million.

    The Company received opinions from an investment banking firm that the terms of the transactions with Libra were fair, from a financial standpoint, to the Company and its stockholders.


    Libra also entered into voting agreements with respect to all of the shares of Class A Common Stock owned by Libra and its affiliates. Under the terms of these agreements, which are effective until December 17, 1996 unless sooner terminated by the mutual consent of the parties thereto, all such shares will be voted with respect to any matter in the same proportion as the votes cast by all other stockholders with respect to such matter. These voting agreements are not applicable to the following matters: (1) transactions with affiliates of the Company, (2) director or officer compensation, or any stock option arrangement which provides for the issuance of options on shares of equity securities of the Company in excess of 15% of all outstanding equity securities of the Company (3) any merger, sale of assets or other extraordinary corporate transactions, or (4) any amendment to the certificate of incorporation or bylaws of the Company.


ABEX TRANSITION AGREEMENT


    Pursuant to a 1992 transition agreement, the Company and Abex Inc. ("Abex") agreed to provide each other certain administrative support services until July 16, 1993, and thereafter until 60 days' prior written notice of termination is given by one company to the other. Effective April 1, 1993, the 1992 transition agreement was amended to provide that all transitional services would be provided by Abex to the Company for a period ending on March 31, 1994, and that the Company would pay $500,000 quarterly for such services. Accordingly, the Company paid approximately $1.3 million for the year ended December 31, 1993 and accrued for an additional $500,000 during that period. The amendment also provided for the termination of the Company's lease of certain New Hampshire facilities. Until March 16, 1993, Michael D. Dingman, Paul M. Montrone and Paul
M. Meister, executive officers of Abex, were also executive officers of the Company.

ABEX AND WTI TAX SHARING AGREEMENTS


    Under tax sharing agreements between the Company, Abex and Wheelabrator Technologies Inc. ("WTI"), a principal stockholder of the Company until December 1993, the parties are charged with sharing responsibility for paying any increase in the federal, state or local income tax liabilities (including any interest or penalties payable with respect thereto) for any consolidated, combined or unitary tax group which included WTI, Henley Group, a subsidiary of the Company, or any of their respective subsidiaries for tax periods ending on or before December 31, 1988. WTI is charged with responsibility for paying the first $51 million of such increased taxes, interest and penalties, plus any amounts payable with respect to such liabilities by certain former affiliates of WTI under their tax sharing agreements with WTI. Should the amounts payable exceed $51 million, the Company would be charged with responsibility for paying the next $25 million, plus amounts payable with respect to liabilities which are attributable to certain of the Company's subsidiaries. Liabilities in excess of the amounts payable by WTI and the Company, as described above, will generally be assumed by Abex. In the first quarter of 1993, the Company paid approximately $7.6 million related to the tax sharing agreements.



    In January 1993, the Internal Revenue Service completed its examination of the Federal tax returns of WTI for the periods May 27, 1986 through December 31, 1988 and asserted a material deficiency relating to the tax basis of a former subsidiary of WTI. WTI, Abex and the Company disagreed with the position taken by the IRS and WTI filed a petition with the U.S. Tax Court. A trial date had been scheduled for June 1994; however, in March 1994 WTI and the IRS filed a Stipulation of Settlement with the U.S. Tax Court that will result in a tax payable together with interest of approximately $72.5 million which is due in April 1994. The other parties to the tax sharing agreements have informed the Company that it is being charged with a net obligation of approximately $21 million of this settlement, with Abex and WTI being charged with responsibility for paying approximately $22 million and $30 million, respectively. The Company is currently evaluating the scope of this claimed obligation under the settlement and potential sources of financing for such amount that the Company may ultimately be obligated to pay.


                                 OTHER MATTERS

SUBMISSION OF PROPOSALS FOR 1995 ANNUAL MEETING


    Stockholders may submit proposals on matters appropriate for stockholder action at the Company's annual meetings, consistent with regulations adopted by the Securities and Exchange Commission and the By-laws of the Company. Proposals to be considered for inclusion in the proxy statement for the 1995 annual meeting must be received by the Company at its principal executive office no later than December 12, 1994. Proposals should be directed to the attention of the Secretary, Koll Real Estate Group, Inc., 4343 Von Karman Avenue, Newport Beach, California 92660.


COMPLIANCE WITH SECTION 16(A) UNDER THE SECURITIES EXCHANGE ACT OF 1934

    Section 16 of the Securities and Exchange Act of 1934, as amended, requires the Company's directors and executive officers and persons who own more than 10% of a registered class of the Company's equity securities to file various reports with the Securities and Exchange Commission and the National Association of Securities Dealers concerning their holdings of, and transactions in, securities of the Company. Copies of these filings must be furnished to the Company.

    Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that there was compliance for the fiscal year ended December 31, 1993 with all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than 10% beneficial owner, except that Mr. Ellis did not timely report the acquisition of 6,978 shares of Class A Common Stock in October 1993. A Form 4 was subsequently filed by Mr. Ellis.

ANNUAL REPORT

    The Company's 1993 Annual Report to Stockholders, together with this Proxy Statement, is being mailed to all stockholders of the Company of record on April 11, 1994, the record date for voting at the Annual Meeting.

                                          By Order of the Board of Directors,
                                          [SIG]
                                          RAYMOND J. PACINI
                                          EXECUTIVE VICE PRESIDENT, CHIEF
                                          FINANCIAL OFFICER AND SECRETARY


April 11, 1994

A VOTE FOR PROPOSALS 1, 2 AND 3 IS RECOMMENDED BY THE BOARD OF DIRECTORS.

1.  Election of Directors with terms expiring at Annual Meeting in 1997.

FOR each nominee listed      WITHHOLD AUTHORITY to vote for each
                             nominee listed

Nominees: Ray Wirta and Harold A. Ellis, Jr.
(Instructions: To withhold authority to vote for any individual nominee, write the nominee's name on the space provided below.)


2.  Approval of Koll Real Estate Group, Inc.   Stock Option/Stock Issuance Plan.

FOR     AGAINST     ABSTAIN


3. Ratify the appointment of Deloitte & Touche as independent auditors for the fiscal year ending December 31, 1994.

FOR     AGAINST     ABSTAIN


A MAJORITY (OR IF ONLY ONE, THEN THAT ONE) OF THE ABOVE PERSONS OR THEIR SUBSTITUTES WHO SHALL BE PRESENT AND ACTING AT THE MEETING SHALL HAVE THE POWERS CONFERRED HEREBY.

DATED      , 1994




SIGNATURES OF STOCKHOLDER(S)--PLEASE SIGN NAME EXACTLY AS IMPARTED (DO NOT PRINT). PLEASE INDICATE ANY CHANGE OF ADDRESS.

NOTE: EXECUTORS, ADMINISTRATORS, TRUSTEES AND OTHERS SIGNING IN REPRESENTATIVE CAPACITY SHOULD INDICATE THE CAPACITY IN WHICH THEY SIGN. IF SHARES ARE HELD JOINTLY, EACH SHAREHOLDER SHOULD SIGN.
PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY.

KOLL REAL ESTATE GROUP, INC.
ANNUAL MEETING, MAY 20, 1994
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

  Ray Wirta and Raymond J. Pacini, each with power of substitution, are hereby authorized to vote all shares of Class A Common Stock of Koll Real Estate Group, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Koll Real Estate Group, Inc. to be held on Friday, May 20, 1994, and at any adjournments, as specified on the reverse side.


  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.



(PLEASE MARK THIS PROXY AND SIGN AND DATE IT ON THE
REVERSE SIDE HEREOF AND RETURN IT IN THE ENCLOSED ENVELOPE.)